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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

LSI Logic Leasing Company (Nevada)

LSI Logic Asia, Inc. (Delaware)

LSI Logic International Services, Inc. (California)

LSI Logic Netherlands, B.V. (The Netherlands)

LSI Logic Export Sales Corporation (U.S. Virgin Islands)

Mint Technology, Inc. (Delaware)

LSI Logic Japan Semiconductor, Inc. (Japan)

LSI Logic  Corporation of Korea (Korea)

LSI Logic Europe Ltd. (UK)

LSI Logic Netherlands Antilles, B.V. (The Netherlands)

LSI Logic HK Holdings (Cayman)

LSI Logic Hong Kong Ltd. (Hong Kong)

LSI Logic KK (Japan)

LSI Logic Corporation of Canada, Inc. (Canada)

LSI Logic Singapore PTE, Ltd. (Singapore)

LSI Logic Export Ltd. (UK)

LSI Logic Israel Ltd. (Israel)

LSI Logic GmbH (Germany)

LSI Logic S.A. (France)

LSI Logic S.P.A. (Italy)

LSI Logic A.P. (Sweden)

LSI Logic S.A. (Spain)